Exhibit 10.1

PERSONAL AND CONFIDENTIAL

October 5, 2004

Mr. Gerald Putnam

Chief Executive Officer

Archipelago Holdings, Inc.

100 South Wacker Drive

Suite 1800

Chicago, IL  60606

Dear Mr. Putnam:

We are pleased to confirm the arrangements under which Goldman, Sachs & Co. (“Goldman Sachs”) is engaged by Archipelago Holdings, Inc. (the “Company”) as financial advisor in connection with the possible acquisition of all or a portion of the stock or assets of Pacific Exchange, Inc. (“Pacific”).  This engagement is exclusive to Goldman Sachs except that it is understood and agreed that the Company may also engage other investment banks for the sole purpose of providing a fairness opinion in connection with this transaction pursuant to a separate engagement letter.

During the term of our engagement, we will provide you with financial advice and assistance in connection with this potential transaction, which may include assisting you in negotiating the financial aspects of the transaction.

The fees of our engagement will depend upon the outcome of this assignment.  If 50% or more of the outstanding common stock of Pacific or 50% or more of the assets (based on the book value thereof) of Pacific is acquired by the Company or one of its subsidiaries in one or more transactions, we will charge a transaction fee of $500,000.  If less than 50% of the outstanding common stock or assets (based on the book value thereof) of Pacific is acquired, we will charge a mutually acceptable transaction fee.  The Company agrees to pay the transaction fee to us in cash upon consummation of such acquisition.

If the Company or any of its subsidiaries enters into an agreement to acquire Pacific (the “Agreement”) and the Agreement provides for a payment at any time to the Company in the event the transaction contemplated thereby is terminated or otherwise not consummated (the “Payment”), the Company agrees to pay to Goldman Sachs a transaction fee of the lesser of (i) $500,000 and (ii) 20% of such Payment in cash if and when such Payment is made to the Company.

You also agree to reimburse us periodically, upon request, and upon consummation of the transaction or transactions contemplated hereby or upon termination of our services pursuant to this letter, for our reasonable out-of-pocket expenses, including the fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter.  The fees and disbursements of counsel to be reimbursed pursuant to the immediately preceding sentence shall not exceed $100,000 without the prior written consent of the Company, which shall not be unreasonably withheld; provided, however, this sentence shall in no way affect the Company’s obligations as set forth in Annex A to this letter.

In order to coordinate most effectively our efforts to effect a transaction satisfactory to you during the period of our engagement, the Company and its management will promptly inform Goldman Sachs of any further discussions concerning any acquisition of the stock or assets of Pacific and of any inquiries they may receive with respect to such a transaction.

Please note that any written or oral advice provided by Goldman Sachs in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and such advice and the terms of this letter may not be disclosed to any third party or circulated or referred to publicly without our prior written consent, except as may be required pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative, legislative or regulatory body or committee, provided that the Company shall have (a) notified Goldman Sachs of the receipt of any such subpoena or order, (b) consulted with Goldman Sachs as to the advisability of taking steps to resist or narrow the scope of the disclosure contemplated thereby and (c) cooperated with Goldman Sachs in any reasonable efforts it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to such advice and the terms of this letter.

In connection with engagements such as this, it is our firm policy to receive indemnification.  The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this letter.

As you know, Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

Our services may be terminated by you or us at any time with or without cause effective upon receipt of written notice to that effect; provided, however, that our services will automatically terminate on the date one year after the date of this letter unless we shall agree in writing to extend them for a specified period.  We will be entitled to the applicable transaction fees set forth above in the event that at any time prior to the expiration of one year after such termination (i) an agreement is entered into with respect to an acquisition of all or a portion of the stock or assets of Pacific which is eventually consummated by the Company or any of its affiliates or (ii) an Agreement is entered into pursuant to which a Payment is eventually made; provided, however, in the event Goldman Sachs terminates its services hereunder without cause, Goldman Sachs will not be entitled to any transaction fee provided for by the foregoing provisions of this letter.

The Company shall offer Goldman Sachs the opportunity to make a proposal to act (i) as book-running lead manager or agent in the case of any offering or placement of securities, including, but not limited to, debt, equity, preferred and other hybrid equity securities, and as lead arranger and book-runner, syndication agent and administrative agent in the case of a syndicated bank loan or bridge loan related to (A) the financing of any transaction referred to in the first paragraph hereof and/or (B) the refinancing of any bank loan, commercial paper or other short-term borrowing undertaken in connection with the financing of any transaction referred to in the first paragraph hereof if such refinancing occurs within one year of the consummation of such transaction, (ii) as financial advisor in the case of any disposition of assets of Pacific or the Company in connection with or following the consummation of any such transaction or transactions, and (iii) as dealer manager, solicitation agent or exclusive financial advisor, as applicable, in the case of any liability management undertaken by the Company, including, but not limited to, any exchange or tender offer, open market repurchase, and consent solicitation, in connection with or following the consummation of any such transaction or transactions.  If the Company agrees to accept Goldman Sachs’ proposal and Goldman Sachs agrees to act in any such capacity, the Company and Goldman Sachs will enter into a mutually agreed form of underwriting, placement agency, commitment, engagement, dealer manager or other agreement relating to the type of transaction involved.  In addition, the Company shall offer Goldman Sachs the opportunity to make a proposal to act as principal or counterparty in the case of any foreign exchange or commodities transaction, currency or interest rate swap or other hedging transaction related to the financing of any transaction referred to in the first paragraph hereof.  Where the Company accepts Goldman Sachs’ proposal to act as the principal or counterparty in a swap, hedging or other transaction with the Company, such transactions will be based on documentation mutually agreed by the Company and Goldman Sachs.  The Company acknowledges that this letter is neither an expressed nor an implied commitment by Goldman Sachs to act, and Goldman Sachs acknowledges that this letter is neither an expressed nor an implied commitment by the Company to engage Goldman Sachs or to accept a proposal by Goldman Sachs to act, in any capacity in any such transaction, to provide financing or to purchase or place any securities, which commitment shall only be set forth in a separate underwriting, placement agency, commitment, engagement, dealer manager, swap or other applicable type of agreement.]

The Company’s obligations to offer Goldman Sachs the opportunity to make a proposal to act in the capacities set forth above in connection with certain specific transactions shall survive any such termination for a period of one year from the date of such termination, provided, however, that Goldman Sachs did not terminate its services hereunder without cause.

The Company recognizes that, in providing our services pursuant to this letter, we will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us for such purposes, and we do not assume responsibility for the accuracy or completeness thereof.  Goldman Sachs will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company, Pacific, or any other party or to advise or opine on any related solvency issues.  It is understood and agreed that Goldman Sachs will act under this letter as an independent contractor with duties solely to the Company and nothing in this letter or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and the Company or its stockholders, employees or creditors.  Except as set forth in Annex A hereto, nothing in this letter is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

Goldman Sachs does not provide accounting, tax or legal advice.  The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without Goldman Sachs imposing any limitation of any kind.

You acknowledge that Spear, Leeds & Kellogg, LP (“SLK”) provides clearing and technical services to the Company.  In addition, you acknowledge that Goldman Sachs or its affiliates hold an interest of approximately 15.6% of the common stock of the Company, and from time to time may maintain an investment in, or a commercial relationship (including investment banking relationships) with entities or organizations with which the Company may determine to explore a potential transaction.  You hereby acknowledge and agree that notwithstanding Goldman Sachs’ engagement pursuant to this letter, (i) SLK, Goldman Sachs and their affiliates may continue to manage, hold and pursue such investments and relationships, including by taking such actions as they deem appropriate in their economic interest with respect to their investments, or otherwise, and (ii) SLK may continue to provide the aforementioned technical and clearing services.  You hereby agree not to claim that Goldman Sachs has a conflict of interest by virtue of the foregoing, or that SLK, Goldman Sachs or their affiliates must act in a particular manner in respect to their investments, board representations or commercial relationships as a result of this engagement.

You acknowledge that Goldman Sachs (or its affiliates) has a minority equity investment of approximately 3.5% in Pacific.  You also acknowledge and agree that notwithstanding Goldman Sachs’ engagement pursuant to this letter, Goldman Sachs (or its affiliates) may vote its shareholdings in its own economic interest in connection with any proposed transaction.  You hereby agree not to claim that Goldman Sachs has a conflict of interest by virtue of such shareholdings, or that Goldman Sachs in its capacity as a shareholder must act in a particular manner as a result of this engagement.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.  We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,	Confirmed:

/s/ [ILLEGIBLE]
(GOLDMAN, SACHS & CO.)	ARCHIPELAGO HOLDINGS, INC.

	By:	/s/ Gerald D. Putnam
Name: Gerald D. Putnam
Title: Chief Executive Officer

Date: